As filed with the Securities and Exchange Commission on May 22, 2017

Registration No. 333-192301

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-192301

UNDER

THE SECURITIES ACT OF 1933

Intercontinental Exchange, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-2286804
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

5660 New Northside Drive, Third Floor Atlanta, GA	30328
(Address of Principal Executive Offices)	(Zip code)

Intercontinental Exchange, Inc. 2013 Omnibus Employee Incentive Plan

(Full title of the Plan)

Andrew J. Surdykowski, Esq.

Senior Vice President & Associate General Counsel

Intercontinental Exchange, Inc.

5660 New Northside Drive, Third Floor

Atlanta, GA 30328

(770) 857-4700

(Name and Address of Agent For Service)

Please Send Copies of Communications to:

Catherine M. Clarkin, Esq.

Sullivan & Cromwell LLP

125 Broad Street, New York, New York 10004-2498

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Intercontinental Exchange, Inc., a Delaware corporation (the “Registrant”), hereby files this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 13, 2013 (File No. 333-192301) (the “2013 Registration Statement”), pursuant to which the Registrant, among other things, registered 4,520,040 shares (18,080,160 shares on an adjusted basis for the Registrant’s five-for-one stock split) of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) for issuance under the Intercontinental Exchange, Inc. 2013 Omnibus Employee Incentive Plan (as amended from time to time, the “2013 Plan”).

On May 19, 2017 (the “Effective Date”), at the 2017 Annual Meeting of Shareholders of the Registrant, the Registrant’s shareholders approved the Intercontinental Exchange, Inc. 2017 Omnibus Employee Incentive Plan (the “2017 Plan”), which the Registrant’s Board of Directors had previously approved, subject to such shareholder approval. In connection therewith, the 2017 Plan replaced the 2013 Plan and no further awards will be made under the 2013 Plan. The maximum number of shares of Common Stock reserved for issuance under the 2017 Plan includes shares available for issuance but not issued or subject to outstanding awards under the 2013 Plan as of the Effective Date (plus shares subject to awards under the 2013 Plan as of the Effective Date that subsequently terminate, expire unexercised or are forfeited, canceled or otherwise lapse for any reason). As of the Effective Date, 8,898,218 shares (as adjusted for the five-for-one stock split) remain available for issuance under the 2013 Plan that were not subject to outstanding awards under the 2013 Plan. Therefore, in accordance with the undertakings contained in the 2013 Registration Statement, the Registrant hereby deregisters 8,898,218 shares that have not been and will not be issued under the 2013 Plan, but which will instead be available for issuance under the 2017 Plan (the “Unused Shares”).

As of the Effective Date, an aggregate of 8,998,651 shares remain subject to outstanding awards previously granted under the 2013 Plan. The 2013 Registration Statement will remain in effect to cover (i) the potential issuances of shares pursuant to terms of the outstanding awards under the 2013 Plan and (ii) the other equity compensation plans covered by the 2013 Registration Statement. If any shares subject to outstanding awards under the 2013 Plan subsequently become available for issuance under the 2017 Plan as a result of the forfeiture, cancellation or termination of such awards, the shares subject to such awards will become available for issuance under the 2017 Plan. No additional awards will be made under the 2013 Plan.

Concurrently with the filing of this Post-Effective Amendment No. 1 to the 2013 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 with the Commission to register, among other shares, the Unused Shares authorized for issuance pursuant to the 2017 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 22, 2017.

INTERCONTINENTAL EXCHANGE, INC.

By:	/s/ Jeffrey C. Sprecher
Jeffrey C. Sprecher
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey C. Sprecher Jeffrey C. Sprecher	Chairman and Chief Executive Officer (principal executive officer)	May 22, 2017

/s/ Scott A. Hill Scott A. Hill	Chief Financial Officer (principal financial officer)	May 22, 2017

/s/ Dean S. Mathison Dean S. Mathison	Chief Accounting Officer and Corporate Controller (principal accounting officer)	May 22, 2017

Ann M. Cairns	Director

* Charles R. Crisp	Director

Duriya M. Farooqui	Director

* Jean Marc Forneri	Director

The Rt. Hon. the Lord Hague of Richmond	Director

* Fredrick W. Hatfield	Director

Thomas E. Noonan	Director

* Frederic V. Salerno	Director

* Judith Sprieser	Director

* Vincent Tese	Director

*	Indicates the Directors of the Registrant that sign this Post-Effective Amendment No. 1 to the Registration Statement, by Jeffrey C. Sprecher, their attorney-in-fact, pursuant to the Power of Attorney signed by such Directors, which Power of Attorney was filed as Exhibit 24 to the 2013 Registration Statement.

By:	/s/ Jeffrey C. Sprecher, as attorney-in-fact
Jeffrey C. Sprecher, as attorney-in-fact